                                                                    EXHIBIT 99.5

                         CORPORATE GOVERNANCE GUIDELINES

Director Qualifications

     The Board will have a majority of directors who meet the criteria for independence required by the NASDAQ Stock Market or such other exchange upon which the Company's common stock is principally traded. The Nominating and Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment will include members' qualification as independent, as well as consideration of diversity, age, skills, expertise and experience in the context of the needs of the Board. Nominees for directorship will be selected and approved by the Nominating and Governance Committee in accordance with the policies and principles in its charter. The invitation to join the Board should be extended by the Board itself, by the Chairman of the Nominating and Governance Committee or the Chairman of the Board.

     The Board presently has seven members. It is the sense of the Board that a size of seven to nine is appropriate. However, the Board may support a somewhat larger size in order to accommodate the availability of an outstanding candidate.

     It is the sense of the Board that individual directors whose principal occupation or business association has changed substantially from the time that they were elected to the Board should volunteer to resign from the Board. It is not the sense of the Board that in every instance the directors who retire or change from the position they held when they came on the Board should necessarily leave the Board. There should, however, be an opportunity for the Board through the Nominating and Governance Committee to review the continued appropriateness of Board membership under the circumstances.

     In addition to the Company's Board, no director may serve on more than three other public company boards and a director serving on the Audit and Compliance Committee may not serve on the audit committee of more than two other public companies. Directors should advise the Chairman of the Board and the Chairman of the Nominating and Governance Committee in advance of accepting an invitation to serve on another public company board.

     The Board does not believe it should establish term limits. While term limits could help insure that there are fresh ideas and viewpoints available to the Board they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole. As an alternative to term limits, the Nominating and Governance Committee will review each director's continuation on the Board every year. This will allow each director the opportunity to confirm his or her desire to continue as a member of the Board.

Director Responsibilities

     The basic responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its shareholders. In discharging that obligation, directors should be entitled to rely on the honesty and integrity of the Company's senior executives and its outside advisors and auditors. The directors also shall be entitled to have the Company purchase reasonable directors' and officers' liability insurance on their behalf, to the benefits of indemnification to the fullest extent permitted by law and the Company's charter, by-laws and any indemnification agreements and to exculpation as provided by state law and the Company's charter.

     Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Information and data that are important to the Board's understanding of the business to be conducted at a Board or committee meeting generally should be distributed in writing to the directors before the meeting, and directors should review these materials in advance of the meeting.

     The Board has no policy with respect to the separation of the offices of Chairman of the Board and the Chief Executive Officer. The Board believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination when it elects a new chief executive officer.

     The Chairman will establish the agenda for each Board meeting. Each director is free to suggest the inclusion of items on the agenda. Each director is free to raise at any Board meeting subjects that are not on the agenda for that meeting. The Board will review the Company's long-term strategic plans and the principal issues that the Company will face in the future during at least one Board meeting each year.

     The non-management directors will meet in executive session at least quarterly. The director who presides at these meetings will be chosen by the non-management directors, and his or her name and contact information will be disclosed in the annual proxy statement.

     The Board believes that the management speaks for the Company. Individual directors may, from time to time, meet or otherwise communicate with various constituencies that are involved with the Company. But it is expected that directors would do this with the prior knowledge of the management and, absent unusual circumstances or as contemplated by the committee charters, only at the request of management.

Board Committees

     The Board will have at all times an Audit and Compliance Committee, an Executive Compensation Committee and a Nominating and Governance Committee. All of the members of these committees will be independent directors under the criteria established by the NASDAQ Stock Market or such other exchange upon which the Company's common stock is principally traded. Committee members will be appointed by the Board upon recommendation of the Nominating and Governance Committee with consideration of the desires of individual directors. It is the sense of the Board that consideration should be given to rotating committee members periodically, but the Board does not feel that rotation should be mandated as a policy.

     Each committee will have its own charter. The charters will set forth the purposes, goals and responsibilities of the committees as well as procedures for committee member appointment and removal, committee structure and operations and committee reporting to the Board. The charters also will provide that each committee will annually evaluate its performance.

     The Chairman of each committee, in consultation with the committee members, will determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee's charter. The Chairman of each committee, in consultation with the appropriate members of the committee and management, will develop the committee's agenda.

     The Board and each committee have the power to hire independent legal, financial or other advisors as they deem necessary without consulting or obtaining the approval of any officer of the Company in advance.

     The Board may, from time to time, establish or maintain additional committees as necessary or appropriate.

Director Access to Officers and Employees

     Directors have full and free access to officers and employees of the Company. Any meetings or contacts that a director wishes to initiate may be arranged through the chief executive officer or the corporate secretary or directly by the director. The directors will use their judgment to ensure that any such contact is not disruptive to the business operations of the Company and will, to the extent appropriate, copy the chief executive officer on any written communications between a director and an officer or employee of the Company.

     The Board generally welcomes regular attendance at each Board meeting of the senior officers of the Company. If the chief executive officer wishes to have additional Company personnel attend on a regular basis, this suggestion should be brought to the Board for approval.

Director Compensation

     The form and amount of director compensation will be determined by the Executive Compensation Committee in accordance with the policies and principles set forth in its charter, and the Executive Compensation Committee will conduct an annual review of director compensation. The Executive Compensation Committee will consider that directors' independence may be jeopardized if director compensation and perquisites exceed customary levels, if the Company makes substantial charitable contributions to organizations with which a director is affiliated, or if the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director or an organization with which the director is affiliated.

Director Orientation and Continuing Education

     All new directors must participate in an orientation program, which should be conducted within two months of the appointment or election of new directors. This orientation will include presentations by senior management to familiarize new directors with the Company's strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Business Conduct, its principal officers, and its internal and independent auditors. In addition, the orientation program will include visits to Company headquarters and, to the extent practical, certain of the Company's facilities. All other directors also are invited to attend the orientation program.

CEO Evaluation and Management Succession

     The Executive Compensation Committee will conduct an annual review of the chief executive officer's performance as set forth in its charter. The Board of Directors will review the Executive Compensation Committee's report in order to ensure that the chief executive officer is providing the best leadership for the Company in the long- and short-term.

     The Nominating and Governance Committee should make an annual report to the Board on succession planning. The entire Board will work with the Nominating and Governance Committee to nominate and evaluate potential successors to the chief executive officer. The chief executive officer should at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

Annual Performance Evaluation

     The Board of Directors will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Nominating and Governance Committee will receive comments from all directors and report annually to the Board with an assessment of the Board's performance. This will be discussed with the full Board following the end of each fiscal year. The assessment will focus on the Board's contribution to the Company and specifically focus on areas in which the Board or management believes that the Board could improve.